Exhibit 99.1

Infinite Reality, the Global Leader in Immersive Experiences, Acquires Spatial Web Pioneer Ethereal Engine

Infinite Reality Acquires Ethereal Engine

Virtual Experiences Leader Acquires Ethereal Engine in Share-For-Share Transaction Valuing Infinite Reality at $2.5 Billion and Ethereal Engine at $75 million

Entire Ethereal Engine Team, Including Top Executives and Innovators, Has Joined Infinite Reality

LOS ANGELES, Feb. 12, 2024 (GLOBE NEWSWIRE) -- Infinite Reality (“iR”), a leading global provider of cutting-edge virtual, AI-powered immersive experiences, and Ethereal Engine (“Ethereal”), a creator of end-to-end frameworks for web-first, social immersive experiences, announced today that the companies have completed a share-for-share acquisition valuing Infinite Reality at $2.5 billion and Ethereal Engine at $75 million.

This latest transaction provides yet another multi-billion-dollar valuation benchmark for Infinite Reality following the December 2023 partnership and equity swap with Greenidge Generation Holdings (Nasdaq: GREE) and the proposed December 2022 go-public deal with Newbury Street Acquisition Corporation (NASDAQ: NBST).

Founded in 2020 by industry veterans Liam Broza, Kyle Baran, Gheric Speiginer, Josh Field, David Gordon and Griffin Rowell, Ethereal Engine is the most advanced 3D web engine with an open core, making it a new type of competitor to proprietary game engines capable of personal world-building, allowing users to “build experiences once and run them everywhere.” Ethereal has optimized its designing services for unparalleled, device-agnostic, immersive and enterprise-scale commercial experiences through a web browser rather than a downloaded client.

Built on popular Javascript structures, Ethereal uses end-to-end frameworks for the web to build scalable multiplayer infrastructures for both games and social experiences, complete with voice, video, expressive avatars and a dedicated visual editor. These are then able to be implemented and navigated across desktop and mobile devices including wearable technology such as Apple’s Vision Pro and Meta’s Quest 2. Ethereal’s existing client roster includes T-Mobile, Johnson & Johnson, Ripple, LAX, Refactor Games and Arc Media.

With its extensive experience designing and creating digital worlds and virtual spaces with unparalleled user interfaces, Ethereal is able to seamlessly integrate into Infinite Reality’s existing product offerings, enabling brands to further engage through content creation, paid media, marketing, customer relationship building and monetization, and more.

As part of the deal, the two companies engaged in a share-for-share exchange and Infinite Reality will integrate all of Ethereal Engine’s business units, technology products and personnel.

“This acquisition is yet another step in our journey towards becoming the leading vertically-integrated virtual entertainment and immersive experience company in the world,” said Infinite Reality CEO John Acunto. “We are excited to begin working with Ethereal Engine’s impressive team of industry pioneers to integrate our technology stacks, and expand our product and service offerings. Offering the best experience requires using the best technology and this acquisition is our continuation of excellence in not only the technical capabilities, but also in the teams who create them. We welcome Liam, Kyle and the entire Ethereal Engine team to Infinite Reality.”

Ethereal Engine CEO Liam Broza added, “We are incredibly excited to announce this transaction with Infinite Reality. The combination of our shared collective assets together creates an unparalleled leader in the immersive web experiences space. By integrating our two companies’ exhaustive capabilities, the new Infinite Reality will further establish its place at the forefront of the virtual experience and digital creation economies.”

Infinite Reality / Ethereal Engine will be on the floor at the upcoming South by Southwest® conference (SXSW) in March 2024 launching their latest product. This spatial web platform powered by Ethereal Engine is a no-code solution enabling creators and brands regardless of technical ability to build immersive web experiences in a fraction of the time at a fraction of the price.

About Infinite Reality

Infinite Reality (“iR”) is an innovative technology and entertainment company specializing in the development of cutting-edge, AI-powered immersive experiences. iR’s immersive experiences enable brands and creators to fully control the ways in which they distribute content, engage audiences, and commercialize their creations while also giving them ownership over their data. With its deep expertise in Hollywood production, iR develops immersive experiences that maximize the value between brands, content, and audiences and redefine the possibilities in connected digital environments.

About Ethereal Engine

Ethereal Engine allows anyone to create experiences and games directly in the web-browser without app stores or game engine royalties across all devices. It is inherently multiplayer with voice, video and text chat so creators can reach their audiences in entirely new ways. The latest version makes it easy to create immersive experiences at your domain, from a creative hobbyist to an enterprise professional with advanced features like AI characters and volumetric video.

Investor & Media Contacts:

Ashley DeSimone, ICR
Ashley.DeSimone@icrinc.com

Brett Milotte, ICR
Brett.Milotte@icrinc.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/f71ae61f-502a-4dbf-82bd-32d0231fc80d